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                     October 17, 2022

       Edmond Coletta
       President and Chief Financial Officer
       Casella Waste Systems, Inc.
       25 Greens Hill Lane
       Rutland , VT 05701

                                                        Re: Casella Waste
Systems, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 18,
2022
                                                            File No. 000-23211

       Dear Edmond Coletta:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation